Exhibit 99.1

PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
Phone:	312-819-9387	Phone:	312-233-7799
Email:	marykay.ladone@hillrom.com	Email:	lorna.williams@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications

Phone:	312-819-7268

Email:	howard.karesh@hillrom.com

HILLROM ANNOUNCES SALE OF SURGICAL CONSUMABLE PRODUCTS

Transaction underscores Hillrom’s category leadership strategy and vision to accelerate growth by
Advancing Connected Care™

CHICAGO, July 10, 2019 - Hill-Rom Holdings, Inc. (NYSE: HRC), which recently rebranded as Hillrom, announced today that it has entered into a definitive agreement to sell certain surgical consumable products and related assets to an affiliate of Audax Private Equity (“Audax”) for $170 million in cash. The transaction is subject to customary closing conditions and is expected to be completed in Hillrom’s fiscal fourth quarter 2019.

“The sale of these surgical products will strengthen our ability to focus our resources across our portfolio as we continue to build a differentiated suite of connected solutions for patients and caregivers,” said Hillrom President and CEO John P. Groetelaars. “This transaction underscores our strategic focus on high-growth, high-margin categories where Hillrom can demonstrate leadership and supports our commitment to deliver on our promise of Advancing Connected Care™.”

Mr. Groetelaars continued, “We are grateful to our teams in Caledonia, Michigan, Las Piedras, Puerto Rico, and in the field for their dedication to our customers and to the company, and we are confident they will thrive under Audax ownership.”

Hillrom’s surgical consumable products include Bard-Parker® conventional and safety scalpels and blades, and a variety of other operating room accessories. These product lines are supported by nearly 500 dedicated employees who will remain with this business upon the close of the transaction.

On a pro forma basis for fiscal 2019, the divested products are expected to generate annual revenue of approximately $100 million and contribute approximately $0.20 in adjusted earnings per diluted share. The sale of these products to Audax does not qualify for GAAP treatment as a discontinued operation, and therefore historical sales and earnings results will not be recast to reflect the divestiture. The company will provide additional information on its fiscal third quarter earnings conference call.

Exhibit 99.1

Goldman Sachs & Co. LLC acted as exclusive financial advisor to Hillrom on the transaction, and Jones Day acted as legal advisor.

About Audax Private Equity
Audax Group is a leading alternative investment manager with offices in Boston, New York, and San Francisco. Since its founding in 1999, the firm has raised over $25 billion in capital across its Private Equity and Private Debt businesses. Audax Private Equity has invested over $5 billion in more than 125 platforms and 775 add-on companies. Through its disciplined Buy & Build approach, Audax seeks to help platform companies execute add-on acquisitions that fuel revenue growth, optimize operations, and significantly increase equity value. With more than 240 employees and over 100 investment professionals, the firm is a leading capital partner for North American middle market companies. For more information, visit the Audax Group website www.audaxgroup.com

About Hillrom
Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by advancing connected care. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory care devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

# # #